Exhibit 3.5
AMENDMENT
The Bylaws of Acapulco Restaurant of Moreno Valley, Inc. are hereby amended as follows, effective as of June 7, 2004:
The text of Article IV, Section 1 reading “The number of directors shall be 2...” shall be amended thereof so that, as amended, said section shall be read as follows:
“Section 1: The number of directors shall be seven (7)...”